Exhibit 5.2(b)

[Letterhead of Balch & Bingham LLP]

September 8, 2025

Southern Company Gas Capital Corporation
3535 Colonnade Parkway
Birmingham, Alabama 35243

RE:     Southern Company Gas Capital Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Alabama counsel to Southern Company Gas Capital Corporation (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-285115 and 333-285115-01) filed with the Securities and Exchange Commission (the “Commission”) on February 21, 2025 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to $425,000,000 aggregate principal amount of the Company’s Series 2025B 5.10% Senior Notes due September 15, 2035 (the “Notes”) and the related guarantee thereof (the “Guarantee”) by Southern Company Gas, a Georgia corporation (the “Guarantor”). The Notes will be issued pursuant to the Indenture, dated as of February 1, 2025 (the “Indenture”), among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Company and the Guarantor have entered into an Underwriting Agreement dated September 3, 2025 by and among the Company, the Guarantor, BMO Capital Markets Corp., MUFG Securities Americas Inc., Santander US Capital Markets LLC and U.S. Bancorp Investments, Inc., as representatives of the several Underwriters listed on Schedule I thereto (the Underwriting Agreement”), relating to the sale of the Notes and the Guarantee.
We have examined the Underwriting Agreement, the Registration Statement, the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, a specimen of the Notes, the Unanimous Written Consent of the Board of Directors of the Company dated February 19, 2025, authorizing and approving the Registration Statement, the issuance and sale of the securities described in the Registration Statement and matters related thereto, the Unanimous Written Consent of the Board of Directors of the Company dated February 19, 2025, authorizing the Notes and the Officers’ Certificate Pursuant to Section 301 of the Indenture of Grace A. Kolvereid, Executive Vice President, Chief Financial Officer, Chief Risk

Southern Company Gas Capital Corporation
September 8, 2025

Officer and Treasurer of the Company and Marcia R. DeMar, Corporate Secretary, dated September 8, 2025, establishing the Notes as a series of securities to be issued under the Indenture with the terms and characteristics as described therein. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. In such examination, we have assumed (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all original documents, (iii) the legal capacity and authority of natural persons, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to the original documents of all copies submitted to us, (vi) the truth, accuracy and completeness of the factual matters contained in the documents reviewed by us and (vii) the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof. As to questions of fact material to the opinions set forth below, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:
1.The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alabama.
2.The Underwriting Agreement and the Notes have been authorized by all necessary corporate action on the part of the Company.
We are members of the State Bar of Alabama and we do not express any opinion herein concerning any law other than the law of the State of Alabama. We express no opinion with respect to the laws of any other jurisdiction.
This opinion letter is being furnished in connection with the offer and sale of the Notes and the Guarantee pursuant to the registration requirements of the Act. We hereby consent to the reliance upon this opinion of Troutman Pepper Locke LLP, counsel to the Company and the Guarantor, in connection with that firm’s opinion to the Company and the Guarantor.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is

Southern Company Gas Capital Corporation
September 8, 2025

required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion may not be relied upon, furnished or quoted by you for any other purpose, without prior written consent.

Very truly yours, /s/Balch & Bingham LLP